EXHIBIT 21.01

                                                       THE STEAK N SHAKE COMPANY

                                                            State of
Wholly-owned Subsidiaries                      Incorporation or Organization

Steak n Shake Operations, Inc.                                     Indiana

SNSTM, Inc. *                                                                                                             Delaware

                Steak n Shake, LP **                                                                                                  Indiana

Consolidated Specialty Restaurants, Inc.                                                                Indiana

    SNS Investment Company                                                                                         Indiana

* Wholly-owned subsidiary of Steak n Shake Operations, Inc.
** Limited partnership owned 99% by Steak n Shake Operations, Inc. and 1% by The Steak n Shake Company

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